Exhibit 99.1

FOR IMMEDIATE RELEASE April 9, 2010	Contact: Richard E. Leone Director — Investor Relations rleone@rtiintl.com 330-544-7622
RTI INTERNATIONAL METALS, INC.
ANNOUNCES APPOINTMENT OF OPERATIONS EXECUTIVE
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), announced today that James L. McCarley has been elected Executive Vice President — Operations, effective May 17, 2010. Mr. McCarley will report to the Company’s Vice Chair, President and CEO, Dawne S. Hickton.
     McCarley’s career has spanned over 22 years of service in manufacturing, including experience encompassing design, operations, and business management. Formerly, he was division president at Wyman Gordon, a division of Precision Castparts Corp., a global manufacturer of complex metal components. In this division president role, he was responsible for the performance of four domestic and three international manufacturing operations, collectively representing over $1.1 billion in annual revenue with forging product lines that serviced the aerospace and energy markets. Jim is a graduate of Texas Tech University with a Bachelor of Science degree in Electrical Engineering.
     “I am very pleased to have Jim join the executive management team at RTI,” said Dawne Hickton. “His breadth of experience and proven operations know-how will greatly strengthen RTI’s overall organization. One consistent achievement throughout his career has been successfully providing the strategic and tactical leadership necessary to increase production outputs and improve cost structures, operating profit, and overall working capital. As RTI begins to realize the benefits of our value-added initiatives, I am confident that Jim’s demonstrated leadership will significantly enhance our ability to achieve our operational and financial goals.”
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the
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April 9, 2010

international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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